SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------




                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                (Final Amendment)



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                  Onsale, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)



                                    682838107
                               -----------------
                                 (CUSIP Number)


                                October 31, 1998
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               |X| Rule 13d-1(b)
               |_| Rule 13d-1(c)
               |_| Rule 13d-1(d)




                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 682838107                                                                                           Page 2 of 6 Pages
-------------------------------------------------------------------------------------------------------------------------------

1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gilder, Gagnon, Howe & Co.
        13-3174112

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                         (a) |_|

                                                                                 (b) |_|
-------------------------------------------------------------------------------------------------------------------------------
3)      SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
-------------------------------------------------------------------------------------------------------------------------------
                         5)    SOLE VOTING POWER

        NUMBER                 None
                         ------------------------------------------------------------------------------------------------------
        OF               6)    SHARED VOTING POWER
        SHARES
        BENEFICIALLY           None
                         ------------------------------------------------------------------------------------------------------
        OWNED BY         7)    SOLE DISPOSITIVE POWER
        EACH
        REPORTING              None
                         ------------------------------------------------------------------------------------------------------
        PERSON           8)    SHARED DISPOSITIVE POWER
        WITH
                               247,350
-------------------------------------------------------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           247,350
-------------------------------------------------------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                 |_|
-------------------------------------------------------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.3%
-------------------------------------------------------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON

         BD
-------------------------------------------------------------------------------------------------------------------------------




                                Page 2 of 6 Pages

                                  Schedule 13G
                                  ------------

Item 1(a). Name of Issuer:

Onsale, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

1350 Willow Road, Suite 202
Menlo Park, CA  94025

Item 2(a). Name of Person Filing:

Gilder, Gagnon, Howe & Co.

Item 2(b). Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c). Citizenship:

New York

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number:   682838107


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) |X| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

           (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

           (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

           (d) |_| Investment   Company   registered  under  section  8  of  the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) |_| Investment       Adviser       in       accordance       with
                   ss.240.13d-1(b)(1)(ii)(E)

           (f) |_| Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)



                                Page 3 of 6 Pages

           (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

           (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) |_| Church  plan  that is  excluded  from  the  definition  of an
                   investment   company  under  ss.3(c)(15)  of  the  Investment
                   Company Act of 1940 (15 U.S.C. 80a-3)

           (j) |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.    Ownership.

           (a)  Amount beneficially owned:  247,350

           (b)  Percent of class:   1.3%

           (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  None

                  (ii) Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition of:
                        None

                  (iv) Shared power to dispose or to direct the disposition of:
                       247,350



Item 5.    Ownership of Five Percent or Less of a Class.

           This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five precent of the class of securities.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.


Not applicable


                                Page 4 of 6 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.    Identification and Classification of Members of the Group.

Not applicable

Item 9.    Notice of Dissolution of Group.

Not applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                Page 5 of 6 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                              November 13, 1998
                                             -----------------------------------
                                                Date


                                              /s/Walter Weadock
                                             -----------------------------------
                                                Signature


                                              Walter Weadock, General Partner
                                             -----------------------------------
                                                Name/Title



                                Page 6 of 6 Pages